Exhibit 99.1

FOR IMMEDIATE RELEASE

July 24, 2014

CenterState Banks, Inc. Announces

Second Quarter 2014 Operating Results

DAVENPORT, FL. – July 24, 2014 - CenterState Banks, Inc. (NASDAQ: CSFL) reported earnings per share of $0.03 ($0.11 per share net operating income, a non-gaap measurement described below) on net income of $1,037 for the second quarter of 2014, compared to $0.03 per share ($0.13 per share net operating income) on net income of $1,053 reported during the prior quarter. All dollar amounts are in thousands, except per share information, and all earnings per share amounts are reported on a diluted basis unless otherwise noted.

A comparison of current quarter earnings and prior quarter is presented in the table below:

	2Q14	1Q14
Earnings per share (GAAP)	$0.03	$0.03
Net operating income per share (Non-GAAP)	$0.11	$0.13

Net operating income is a non-gaap financial measurement used by management to evaluate and monitor financial results of operations excluding certain non-recurring items that include merger and acquisition related expenses, non-recurring charges related to the Company’s efficiency and profitability initiatives announced in January 2014, which included impairment charges on the real estate of several of the branches closed during April 2014 and gains or losses on the sale of securities available for sale. A reconciliation table of this non-gaap measurement is presented on page 18, Explanation of Certain Unaudited Non-GAAP Financial Measures.

Highlights

•	The Company completed its previously announced acquisition of First Southern Bancorp, Inc. (“FSB”) on June 1, 2014.

•	TBV increased $0.73 to $7.68 per share during the quarter primarily due to accretion from the FSB acquisition.

•	FSB TBV accretion is better than previously expected contributing $0.48 per share to TBV. The Company’s initial estimates of TBV accretion communicated in its January 2014 announcement was 1.4% compared to actual accretion of approximately 6.3%. After consideration of expected additional merger related expenses to be recognized in 3Q14 and 4Q14, the total FSB TBV accretion is expected to approximate $0.45 per share.

•	Seven branches and one stand-alone drive through facility closed during April as part of the Company’s previously announced efficiency and enhanced profitability initiatives.

•	Announced sale of 5 branch offices (6 including a leased office) and approximately $200 million of deposits acquired from FSB expected to close in September 2014.

•	Ten of the 17 branch offices acquired from FSB expected to be closed in September 2014 (6 will be sold and 4 will be closed and consolidated into existing CenterState branches).

•	Loan production increased 29% compared to prior quarter, and the pipeline increased by 70% compared to the prior quarter end.

•	Correspondent banking and capital markets revenue increased 30% compared to the prior quarter as a result of higher bond sales volume and addition of new product revenue.

Acquisition of First Southern Bancorp, Inc. (“FSB”)

In connection with the Company’s acquisition of FSB, the tangible book value per share (“TBV”) accretion is larger than previously expected. Merger related expenses recognized during the current quarter were $4,897. However, certain merger related expenses related to pay to stay severance payments and lease termination expenses will not be recognized until the third and fourth quarter of the year. Management estimates that those payments will be approximately $2,000 of which the majority is expected to occur in the third quarter. When considering these future expenses, management estimates that the TBV accretion is approximately 6.3% or about $0.45 per share.

On June 4, 2014 the Company entered into an agreement to sell 5 of the 17 branch offices acquired on June 1, 2014 as part of the FSB acquisition and approximately $200 million of deposits, which includes a sixth branch office that was leased and will be closed by the Company. These six branch offices were included in the 10 FSB offices the Company has previously disclosed its intention to consolidate and close. The remaining 7 prior FSB branch offices will continue operating as CenterState branches. The sale of the branches is expected to close in September 2014. The consolidation and closing of the remaining 4 (total of 10 branches to be sold or closed) will also occur on September 19, 2014, the date scheduled for conversion of FSB’s core processing system into the Company’s core system.

Primarily due to having to operate the 10 branches scheduled to be sold or closed in September 2014 and partly because of retaining FSB support staff through late September, the Company does not expect the FSB transaction to be accretive to earnings until the fourth quarter of 2014 at the earliest. In terms of net operating income, the FSB transaction was neutral to consolidated net operating income per share during 2Q14. In terms of net income, due primarily to the merger related expenses recognized during the quarter, the FSB transaction was approximately $0.08 per share dilutive to 2Q14 earnings per share.

Loan production

Total new loans originated during the quarter approximated $98.7 million, of which $78.9 million were funded. The weighted average interest rate on funded loans was approximately 4.42%. About 33% of loan production was single family residential, 29% commercial real estate (“CRE”), 24% commercial and industrial (“C&I”) and 14% were all other. Approximately 53% of the current quarter production was fixed rate and 47% variable rate. The loan origination pipeline is $238 million at June 30, 2014 compared to $140 million at March 31, 2014. The graph below summarizes total loan production and funded loan production over the past ten quarters.

FDIC covered PCI loans and the related Indemnification Asset (“IA”)

Total Purchased Credit Impaired (“PCI”) loans at June 30, 2014 is equal to $353,870 of which $307,931 are covered by FDIC loss sharing agreements. The Company acquired both covered and non-covered PCI loans in its acquisition of FSB. In addition, the Company also acquired non-covered PCI loans from the Gulfstream Business Bank (“Gulfstream”) acquisition. The average yield on the PCI loans acquired from FSB during the current quarter is approximately 7.1% and the average yield on the Gulfstream PCI loans is approximately 7.3%. The yield on PCI loans for the quarter, excluding FSB loans was approximately 12.3%. The resulting blended rate for the quarter is 11.57%. There was also a decrease in yield related to the Company’s legacy FDIC covered loans due to management’s adjustment of the timing of estimated future cash flows, not the amount of expect future cash. The legacy FDIC covered loans continue to perform well and management again decreased estimated expected future credit losses during the current quarter.

The Company acquired FDIC loss share agreements pursuant to its acquisition of FSB. These loss share agreements are similar to the Company’s current FDIC agreements except that the reimbursable loss percentages vary based on certain amounts of losses incurred. See page 9 for a description of the loss-share tranches with their respective coverage percentage loss limits. A summary of the activity in the Company’s IA account during the six month period ending June 30, 2014 is presented in the table below.

Balance at 12/31/13	$73,877
Effect of FSB acquisition	2,636
Amortization, net	(10,161)
Indemnification revenue	1,529
Indemnification of foreclosure expenses	780
Proceeds received from FDIC	(7,510)
Impairment of loan pool(s)	160

Balance 6/30/14	$61,311

As indicated in the above table, the total IA on the Company’s balance sheet at June 30, 2014 is $61,311. Of this amount, the Company expects to receive reimbursements from the FDIC of approximately $28,898 related to future estimated losses, and expects to expense approximately $32,413 for previously estimated losses that are no longer expected. The $32,413 is now expected to be paid by the borrower (or realized upon the sale of OREO) instead of a reimbursement from the FDIC. At June 30, 2014, the $32,413 previously estimated reimbursements from the FDIC will be written off as expense (negative accretion) in the Company’s non-interest income as summarized below.

Year		Year
2014 (6 months)	27.0%	2018	6.2%
2015	29.1%	2019	5.4%
2016	19.3%	2020 thru 2022	4.9%

2017	8.1%	Total	100.0%

Quarterly condensed consolidated income statements (unaudited) are shown below for the periods indicated. See notes 1 and 2 below for a discussion related to FDIC revenue and amortization (negative accretion) included in non-interest income.

Quarterly Condensed Consolidated Statements of Operations (unaudited)
For the quarter ended:	6/30/14	3/31/14	12/31/13	9/30/13	6/30/13
Interest income	$33,079	$29,782	$25,479	$26,034	$24,487
Interest expense	1,822	1,589	1,398	1,424	1,507

Net interest income	31,257	28,193	24,081	24,610	22,980
Recovery (provision) for loan losses	(117)	464	(746)	1,309	(1,462)
Recovery (provision) for loan losses-PCI loans	223	(423)	563	(36)	88

Net interest income after loan loss provision	31,363	28,234	23,898	25,883	21,606
Correspondent banking and capital markets division-income	5,285	3,931	4,025	3,771	5,609
Gain on sale of securities available for sale	46	—	22	—	1,008
FDIC-IA amortization (negative accretion) (1)	(5,006)	(5,185)	(4,500)	(3,836)	(3,272)
FDIC-revenue (2)	421	1,268	185	3,333	1,396
All other non-interest income	5,626	5,746	5,465	5,339	5,122
Credit related expenses	(1,239)	(523)	(510)	(821)	(1,014)
FDIC credit related expenses	(1,136)	(1,301)	(1,310)	(4,934)	(2,120)
Correspondent banking and capital markets division-expense	(5,063)	(4,378)	(4,683)	(4,377)	(5,363)
Merger and acquisition related expenses	(4,897)	(2,347)	(539)	(183)	—
Branch closure and efficiency initiatives	(29)	(3,158)	—	—	—
All other non-interest expense	(23,789)	(20,696)	(19,407)	(19,535)	(18,876)

Income before income tax	1,582	1,591	2,646	4,640	4,096
Income tax provision	(545)	(538)	(846)	(1,531)	(1,338)

NET INCOME	$1,037	$1,053	$1,800	$3,109	$2,758

Earnings per share (basic) (GAAP)	$0.03	$0.03	$0.06	$0.10	$0.09
Earnings per share (diluted) (GAAP)	$0.03	$0.03	$0.06	$0.10	$0.09
Net operating income per share (Non-GAAP) (3)	$0.11	$0.13	$0.07	$0.11	$0.07

Average common shares outstanding (basic)	38,665,018	34,465,022	30,112,475	30,109,728	30,098,853
Average common shares outstanding (diluted)	39,051,230	34,862,703	30,244,648	30,243,873	30,161,241
Common shares outstanding at period end	45,022,780	35,535,530	30,112,475	30,112,475	30,104,270

note 1:	On the date of an FDIC acquisition (with loss share), the Company estimates expected future losses and the timing of those losses by loan pool. The related reimbursements from the FDIC, pursuant to the specific loss share agreement, of those losses are recorded as a receivable from the FDIC, referred to as indemnification asset or “IA.” The Company updates its estimate of future losses and the timing of the losses each quarter. To the extent management estimates that future losses are less than prior expected future losses, management adjusts its estimates of future expected cash flows and this increase is accreted to interest income over the remaining life of those specific loan pools, increasing the yield on loans. Because management no longer expects these incremental future losses on the loan pool(s), then the expected future reimbursements from the FDIC for the related percentage of loss share are also reduced. Instead of immediately charging down the IA for expected future FDIC reimbursements, the IA is written down over the shorter of the loss share period or the life of the related loan pool(s) by negative accretion (amortization) in this line item.
note 2:	Two FDIC related revenue items are included in this line item. The first item is FDIC reimbursement income from the sale of OREO. When OREO (those covered by loss share agreements) is sold for a loss, the FDIC covered portion of the loss is recognized as income and included in this line item per the coverage breakdown in the table on page 13, Selected Credit Quality Ratios. Second, when a loan pool (with loss share) is impaired, the impairment expense is included in provision for loan losses, and the percentage of the loss that is reimbursable from the FDIC is recognized as income from FDIC reimbursement, and included in this line item as well.
note 3:	This non-gaap metric represents gaap net income excluding nonrecurring income and expense items net of the effective tax rate for the period presented. Items excluded are gains on sales of securities held for sale, acquisition and merger related expenses and one time charges related to the Company’s efficiency and profitability initiatives announced last quarter, which include impairment charges on the real estate of several of the branches closed during April 2014, divided by the average diluted common shares outstanding. A reconciliation table is presented on page 18, Explanation of Certain Unaudited Non-GAAP Financial Measures.

The condensed quarterly results of the Company’s correspondent banking and capital markets segment are presented below.

Quarterly Condensed Segment Information - Correspondent banking and capital markets division (unaudited)
For the quarter ended:	6/30/14	3/31/14	12/31/13	9/30/13	6/30/13
Net interest income	$740	$707	$748	$725	$607
Total non-interest income (note 1)	5,285	3,931	4,025	3,771	5,609
Total non-interest expense (note 2)	(5,063)	(4,378)	(4,683)	(4,377)	(5,363)
Income tax provision	(371)	(100)	(35)	(46)	(329)

Net income	$591	$160	$55	$73	$524

Contribution to diluted earnings per share	$0.02	$—	$—	$—	$0.02

Allocation of indirect expense net of inter-company earnings credit, net of income tax benefit (note 3)	$(120)	$(150)	$(353)	$(303)	$(283)

Contribution to diluted earnings per share after deduction of allocated indirect expenses	$0.01	$—	$(0.01)	$(0.01)	$0.01

note 1:	The primary component in this line item is gross commissions earned on bond sales, fees from hedging services, loan brokering fees and related consulting fees which were $4,192, $3,148, $3,236, $2,909 and $4,904 for 2Q14, 1Q14, 4Q13, 3Q13 and 2Q13 respectively. The fee income in this category is based on sales volume in any particular period and is therefore volatile between comparable periods. The remaining non interest income items in this category, which are less volatile, include fees from safe-keeping activities, bond accounting services, asset/liability consulting related activities, international wires, clearing and corporate checking account services, and other correspondent banking related revenue and fees.
note 2:	A significant portion of these expenses are variable in nature and are a derivative of the income from bond sales, hedging services, brokering loans sales and related consulting services identified in note 1 above. The variable expenses related to these fees identified in note 1 above were $2,308, $1,713, $1,716, $1,589 and $2,646 for 2Q14, 1Q14, 4Q13, 3Q13 and 2Q13 respectively. Expenses in this line item do not include any indirect support allocation costs.
note 3:	A portion of the cost of the Company’s indirect departments such as human resources, accounting, deposit operations, item processing, information technology, compliance and others have been allocated to the correspondent banking and capital markets division based on management’s estimates. In addition, commencing in 1Q14, an inter-company earnings credit is allocated to the segment for services provided to the commercial bank segment, also based on management’s estimates and judgment.

Net Interest Margin (“NIM”)

The Company’s NIM decreased from 4.65% in 1Q14 to 4.37% in 2Q14. Some of this related to the June 1 acquisition of FSB. Including the amortization of the loan and deposit day 1 fair value marks, FSB contributed approximately $2,910 to the Company’s consolidated 2Q14 net interest income, or a standalone NIM of approximately 3.84%. The Company, without FSB would have earned less net interest income, but would have had a higher NIM of approximately 4.43%. Holding everything constant, if FSB was included in the Company’s NIM for the entire quarter instead of one month, the consolidated NIM would have been approximately 4.28% instead of the 4.37% actual NIM.

As discussed above, FSB accounted for approximately 6bps of the decrease in NIM between sequential quarters. The remaining 22bps decrease was primarily due to the following.

•	A decrease in yield on PCI loans. The total yield on PCI loans as shown in the table below decreased from 13.27% in 1Q14 to 11.57% in 2Q14, but this included the PCI loans acquired from FSB which had an average yield of approximately 7.10%. Excluding PCI loans acquired from FSB, the yield on the remaining PCI loans is approximately 12.30%. The decrease from 13.27% to 12.30% was due to timing adjustments in cash flows. The Company did not make any negative adjustments to estimated future expected losses.

•	A decrease in yield on taxable securities. The yield on taxable securities decreased from 2.86% in the prior quarter to 2.67% in the current quarter. In addition, the average balances increased by $79,047 to $571,813. An increase of approximately 16%.

•	Average overnight cash balances or federal funds sold increased $86,980 to $284,895 in the current quarter compared to 1Q14, a 44% increase. These are low yielding short term investments that will have a decreasing effect on NIM to the extent their balances increase and become a larger percentage of total interest earning assets.

•	The table below shows the yield on loans, excluding PCI loans, increasing from 4.75% in 1Q14 to 4.77% in 2Q14. This includes the non PCI loans acquired from FSB which have an average yield of approximately 5.01%. Excluding the loans acquired from FSB, the average yield is approximately 4.75% for the current quarter, which was the same as 1Q14.

The Company has sold all of the securities it acquired from FSB, approximately $204,493, during the month of June. It has accumulated cash and cash items in anticipation of the sale of deposits to an unrelated bank previously announced. Currently, the Company has approximately $1 billion of securities available for sale and overnight federal funds sold on its balance sheet at June 30, 2014, approximately evenly split between the two categories, which contribute to a lower NIM. The sale of the branch offices and certain deposits previously announced is expected to close in September 2014. The Company expects to make a net cash payment of approximately $185,000 at that time, which will be an increasing effect to the NIM in 4Q14.

The table below summarizes yields and costs by various interest earning asset and interest bearing liability account types for the current quarter, the previous calendar quarter and the same quarter last year.

Yield and cost table (unaudited)
	2Q14			1Q14			2Q13
	average balance	interest inc/exp	avg rate	average balance	interest inc/exp	avg rate	average balance	interest inc/exp	avg rate
Loans (TEY)*	$1,723,242	$20,507	4.77%	$1,513,060	$17,727	4.75%	$1,153,194	$13,918	4.84%
PCI loans (note 1)	285,270	8,231	11.57%	251,587	8,231	13.27%	267,312	8,020	12.03%
Taxable securities	571,813	3,809	2.67%	492,766	3,478	2.86%	392,974	2,097	2.14%
Tax-exempt securities (TEY)	39,112	512	5.25%	39,280	511	5.28%	44,841	566	5.06%
Fed funds sold and other	284,895	424	0.60%	197,915	239	0.49%	179,982	228	0.51%

Tot. interest earning assets(TEY)	$2,904,332	$33,483	4.62%	$2,494,608	$30,186	4.91%	$2,038,303	$24,829	4.89%

Interest bearing deposits	$1,882,384	$1,523	0.32%	$1,653,806	$1,337	0.33%	$1,433,806	$1,330	0.37%
Fed funds purchased	46,426	5	0.04%	41,999	6	0.06%	35,619	6	0.07%
Other borrowings	32,384	56	0.69%	29,768	23	0.31%	23,831	21	0.35%
Corporate debentures	23,861	238	4.00%	22,573	223	4.01%	16,981	150	3.54%

Total interest bearing liabilities	$1,985,055	$1,822	0.37%	$1,748,146	$1,589	0.37%	$1,510,237	$1,507	0.40%

Net Interest Spread (TEY)			4.25%			4.54%			4.49%

Net Interest Margin (TEY)			4.37%			4.65%			4.59%

*	TEY = tax equivalent yield

note 1:	Purchased Credit Impaired (“PCI”) loans are loans accounted for pursuant to ASC Topic 310-30. Total PCI loans at June 30, 2014 are equal to $353,870, of which $307,931 are covered by FDIC loss share agreements.

The table below summarizes the Company’s yields on interest earning assets and costs of interest bearing liabilities over the prior five quarters.

Five quarter trend of yields and costs (unaudited)
For the quarter ended:	6/30/14	3/31/14	12/31/13	9/30/13	6/30/13
Yield on loans (TEY)*	4.77%	4.75%	4.64%	4.70%	4.84%
Yield on PCI loans	11.57%	13.27%	13.00%	14.17%	12.03%
Yield on securities (TEY)	2.84%	3.04%	2.94%	2.62%	2.44%
Yield on fed funds sold and other	0.60%	0.49%	0.52%	0.74%	0.51%
Yield on total interest earning assets	4.57%	4.84%	4.85%	5.18%	4.82%
Yield on total interest earning assets (TEY)	4.62%	4.91%	4.92%	5.25%	4.89%
Cost of interest bearing deposits	0.32%	0.33%	0.35%	0.35%	0.37%
Cost of fed funds purchased	0.04%	0.06%	0.06%	0.05%	0.07%
Cost of other borrowings	0.69%	0.31%	0.36%	0.36%	0.35%
Cost of corporate debentures	4.00%	4.01%	3.50%	3.55%	3.54%
Cost of interest bearing liabilities	0.37%	0.37%	0.38%	0.38%	0.40%
Net interest margin (TEY)	4.37%	4.65%	4.65%	4.96%	4.59%
Cost of total deposits	0.22%	0.22%	0.24%	0.25%	0.27%

*	TEY = tax equivalent yield

The table below summarizes selected financial ratios over the prior five quarters.

Selected financial ratios (unaudited)
As of or for the quarter ended:	6/30/14	3/31/14	12/31/13	9/30/13	6/30/13
Return on average assets (annualized)	0.13%	0.15%	0.30%	0.53%	0.46%
Return on average equity (annualized)	1.18%	1.32%	2.60%	4.56%	4.00%
Net operating income return on average assets (annualized)	0.52%	0.66%	0.35%	0.55%	0.35%
Loan / deposit ratio	72.4%	71.0%	71.7%	74.3%	72.6%
Stockholders’ equity (to total assets)	11.3%	11.1%	11.3%	11.7%	11.5%
Common tangible equity (to total tangible assets)	9.1%	8.5%	9.4%	9.7%	9.5%
Tier 1 capital (to average assets)	10.8%	10.0%	10.4%	10.6%	10.3%
Efficiency ratio, including correspondent banking (note 1)	75.4%	74.6%	80.9%	78.1%	77.8%
Efficiency ratio, excluding correspondent banking (note 2)	73.2%	70.9%	75.2%	72.8%	73.7%
Common equity per common share	$9.76	$9.38	$9.08	$9.06	$9.02
Common tangible equity per common share	$7.68	$6.95	$7.38	$7.35	$7.30

note 1:	Numerator equals non-interest expense less non-recurring expenses (e.g. merger costs, bank property impairment, etc.) less intangible amortization (both CDI and Trust intangible) less credit related expenses. Denominator equals net interest income on a taxable equivalent yield basis (“TEY”) before the provision for loan losses plus non-interest income less non-recurring income (e.g. gain on sale of securities available for sale, etc.) less FDIC income related to losses on the sales of covered OREO properties and impairment of loan pool(s) covered by FDIC loss share arrangements.
note 2:	Numerator starts with the same numerator as in “note 1”, less correspondent bank non-interest expense, including indirect expense allocations. Denominator starts with the same denominator as in “note 1”, less correspondent bank net interest income and less correspondent bank non-interest income.

Loan portfolio mix and covered loans

Approximately 15% of the Company’s loans, or $351,372, is covered by FDIC loss sharing agreements. Approximately $207,350 of this amount relates to the acquisition of three failed financial institutions during the third quarter of 2010 and two during the first quarter of 2012. Pursuant to the terms of the loss sharing agreements, the FDIC is obligated to reimburse the Company for 80% of losses with respect to the covered loans beginning with the first dollar of loss incurred, subject to the terms of the agreements. The Company will reimburse the FDIC for its share of recoveries with respect to the covered loans. The loss sharing agreements applicable to single family residential mortgage loans provide for FDIC loss sharing and the Company reimbursement to the FDIC for recoveries for ten years. The loss sharing agreements applicable to commercial loans provides for FDIC loss sharing for five years and Company reimbursement to the FDIC for a total of eight years for recoveries.

The remaining $144,022 of FDIC covered loans was acquired pursuant to the Company’s acquisition of FSB on June 1, 2014. Pursuant to that acquisition, FSB’s FDIC loss share agreements were transferred to the Company. These loss share agreements are similar to the Company’s current FDIC agreements except that the reimbursable loss percentages vary based on certain amounts of losses incurred. The following table summarizes the loss-share tranches with their respective coverage percentage loss limits.

	Haven Trust Bank of Florida
	Single Family Residential Loans		Non-Single Family Residential Loans
	range of losses	loss share percentage	range of losses	loss share percentage
1st Tranche	$0 — $1,292	70%	$0 — $28,574	70%
2nd Tranche	$1,293 — $1,878	0%	$28,575 — $38,169	0%
3rd Tranche	$1,879 — unlimited	70%	$38,170 — unlimited	70%

	First Commercial Bank of Florida
	Single Family Residential Loans		Non-Single Family Residential Loans
	range of losses	loss share percentage	range of losses	loss share percentage
1st Tranche	$0 — $5,905	70%	$0 — $95,792	70%
2nd Tranche	$5,906 — $9,902	30%	$95,793 — $160,396	30%
3rd Tranche	$9,903 — unlimited	75%	$160,397 — unlimited	75%

As of the last loss certificate filed, the Company is in the following loss share Tranche:

	Haven Trust Bank of Florida		First Commercial Bank of Florida
	Current Tranche (1)	Remaining (2)	Current Tranche (1)	Remaining (2)
Single Family Residential Loans	1st Tranche (70%)	$500	3rd Tranche (75%)	unlimited
Non-Single Family Residential Loans	2nd Tranche (0%)	$8,900	2nd Tranche (30%)	$29,000

note 1:	The current Tranche as of the last loss share certificate filed with the FDIC and the related loss share percentage.
note 2:	The approximate amount of losses eligible for reimbursement remaining in the current Tranche.

All but $43,441 of the $351,372 FDIC covered loans are included in the Company’s PCI loans and accounted for pursuant to ASC Topic 310-30. In addition, there are approximately $45,939 of loans that are included in total PCI loans that are not covered by FDIC loss share agreements.

The table below summarizes the Company’s loan mix over the most recent five quarter ends.

Loan mix (unaudited)
At quarter ended:	6/30/14	3/31/14	12/31/13	9/30/13	6/30/13
Loans
Real estate loans
Residential	$563,293	$495,450	$458,331	$449,224	$437,946
Commercial	1,091,660	736,406	528,710	529,172	504,487
Land, development and construction loans	78,444	60,726	62,503	60,375	60,928

Total real estate loans	1,733,397	1,292,582	1,049,544	1,038,771	1,003,361
Commercial loans	251,741	217,482	143,263	126,451	124,465
Consumer and other loans	56,191	54,205	49,547	49,065	48,084

Total loans before unearned fees and costs	2,041,329	1,564,269	1,242,354	1,214,287	1,175,910
Unearned fees and costs	820	565	404	135	(2)

Total Non-PCI loans (note 1)	2,042,149	1,564,834	1,242,758	1,214,422	1,175,908

PCI loans
Real estate loans
Residential	119,005	117,879	120,030	124,027	128,930
Commercial	195,157	112,558	100,012	109,285	118,999
Land, development and construction loans	27,885	11,144	6,381	5,673	4,897

Total real estate loans	342,047	241,581	226,423	238,985	252,826
Commercial loans	10,759	8,118	3,850	3,906	4,002
Consumer and other loans	1,064	1,101	1,148	1,259	2,851

Total PCI loans (note 2)	353,870	250,800	231,421	244,150	259,679

Total Loans	$2,396,019	$1,815,634	$1,474,179	$1,458,572	$1,435,587

note 1:	Included in the $2,042,149 Non-PCI loans at June 30, 2014 are $43,441 that are covered by FDIC loss sharing agreements the Company acquired pursuant to its June 1, 2014 acquisition of FSB.
note 2:	Included in the $353,870 PCI loans at June 30, 2014 are $307,931 of loans that are covered by FDIC loss sharing agreements. Of the $45,939 PCI loans that are not covered by FDIC loss share agreements, $24,295 were acquired in the Company’s January 17, 2014 acquisition of Gulfstream Business Bank, $20,580 were acquired in the Company’s June 1, 2014 acquisition of FSB and $1,064 are consumer loans acquired pursuant to FDIC assisted transactions of failed financial institutions that are not covered by FDIC loss sharing agreements.

Credit quality and allowance for loan losses

During the quarter, excluding PCI loans, the Company recorded a loan loss provision expense of $117 and charge-offs net of recoveries of $790, resulting in a decrease in the allowance for loan losses (excluding PCI loans) of $673 as shown in the table below.

With regard to PCI loans, the Company recorded a negative loan loss provision of $223, resulting in a decrease in the allowance for loan losses on PCI loans of $223. See the table “Allowance for loan losses” for additional information.

The allowance for loan losses (“ALLL”) was $19,200 at June 30, 2014 compared to $20,096 at March 31, 2014, a decrease of $896. This decrease is the result of the aggregate effect of a $611 decrease in general loan loss allowance, a $62 decrease in the specific loan loss allowance related to impaired loans and a $223 decrease in the loan loss allowance related to PCI loans accounted for pursuant to ASC Topic 310-30. The changes in the Company’s ALLL components between June 30, 2014 and March 31, 2014 are summarized in the table below.

	June 30, 2014			Mar 31, 2014			increase (decrease)
	loan balance	ALLL balance	%	loan balance	ALLL balance	%	loan balance	ALLL balance
Non impaired loans	$1,240,084	$16,383	1.32%	$1,218,614	$16,994	1.39%	$21,470	$(611)	–7 bps
Gulfstream loans (note 1)	299,823	—	—%	319,665	—	—%	(19,842)	—
First Southern loans (note 2)	474,979	—	—%	—	—	—%	474,979	—
Impaired loans	27,263	1,857	6.81%	26,555	1,919	7.23%	708	(62)	–42 bps

Non-PCI loans	2,042,149	18,240	0.89%	1,564,834	18,913	1.21%	477,315	(673)	–32 bps
PCI loans (note 3)	353,870	960		250,800	1,183		103,070	(223)

Total loans	$2,396,019	$19,200	0.80%	$1,815,634	$20,096	1.11%	$580,385	$(896)	–31 bps

note 1:	Loans acquired in the Company’s January 17, 2014 acquisition of Gulfstream Business Bank that are not PCI loans. These are performing loans recorded at estimated fair value at the acquisition date. The fair value adjustment at the acquisition date was approximately $7,680, or approximately 2.3% of the outstanding aggregate loan balances. These amounts are accreted into interest income over the remaining lives of the related loans on a level yield basis. Because these loans were recorded at estimated fair value on January 17, 2014, no provision for loan loss was recorded related to these loans at June 30, 2014.
note 2:	Loans acquired in the Company’s June 1, 2014 acquisition of FSB that are not PCI loans. These are performing loans recorded at estimated fair value at the acquisition date. The fair value adjustment at the acquisition date was approximately $9,725, or approximately 2.0% of the outstanding aggregate loan balances. This amount is accreted into interest income over the remaining lives of the related loans on a level yield basis. Because these loans were recorded at estimated fair value on June 1, 2014, no provision for loan loss was recorded related to these loans at June 30, 2014. Included in the $474,979 of FSB non-PCI loans are $43,441 of loans that are covered by FDIC loss sharing agreements.
note 3:	Included in the $353,870 PCI loans at June 30, 2014 are $307,931 of loans that are covered by FDIC loss sharing agreements.

The general loan loss allowance (non-impaired loans) decreased by a net amount of $611. This decrease was primarily due to the continued improvement in the local economy and real estate market, and the continued decline in the Company’s two year charge-off history. The Company’s other credit metrics, such as the levels of and trends in the Company’s non-performing loans, past-due loans and impaired loans were also considered when adjusting its qualitative factors, which ultimately increased the current two year historical loss factor ratios.

The specific loan loss allowance (impaired loans) is the aggregate of the results of individual analyses prepared for each one of the impaired loans, excluding PCI loans. The Company recorded partial charge offs in lieu of specific allowance for a number of the impaired loans. The Company’s impaired loans have been written down by $1,578 to $27,263 ($25,406 when the $1,857 specific allowance is considered) from their legal unpaid principal balance outstanding of $28,841. In the aggregate, total impaired loans have been written down to approximately 88% of their legal unpaid principal balance, and non-performing impaired loans have been written down to approximately 81% of their legal unpaid principal balance. The Company’s total non-performing loans (non-accrual loans plus loans past due greater than 90 days and still accruing, $29,667 at June 30, 2014) have been written down to approximately 81% of their legal unpaid principal balance.

Approximately $14,738 of the Company’s impaired loans (54%) are accruing performing loans. This group of impaired loans is not included in the Company’s non-performing loans or non-performing assets categories.

PCI loans, including those covered by FDIC loss sharing agreements, are accounted for pursuant to ASC Topic 310-30. PCI loan pools are evaluated for impairment each quarter. If a pool is impaired, an allowance for loan loss is recorded.

Management believes the Company’s allowance for loan losses is adequate at June 30, 2014. However, management recognizes that many factors can adversely impact various segments of the Company’s market and customers, and therefore there is no assurance as to the amount of losses or probable losses which may develop in the future. The table below summarizes the changes in allowance for loan losses during the previous five quarters.

Allowance for loan losses (unaudited)
as of or for the quarter ending	6/30/14	3/31/14	12/31/13	9/30/13	6/30/13
Loans, excluding PCI loans
Allowance at beginning of period	$18,913	$19,694	$19,265	$21,800	$22,631
Charge-offs	(902)	(1,160)	(774)	(1,570)	(2,603)
Recoveries	112	843	457	344	310

Net charge-offs	(790)	(317)	(317)	(1,226)	(2,293)
Provision (recovery) for loan losses	117	(464)	746	(1,309)	1,462

Allowance at end of period for loans other than PCI loans	$18,240	$18,913	$19,694	$19,265	$21,800

PCI loans
Allowance at beginning of period	$1,183	$760	$2,056	$2,020	$2,623
Charge-offs	—	—	(733)	—	(515)
Recoveries	—	—	—	—	—

Net charge-offs	—	—	(733)	—	(515)
(Recovery) provision for loan losses	(223)	423	(563)	36	(88)

Allowance at end of period for PCI loans	$960	$1,183	$760	$2,056	$2,020

Total allowance at end of period	$19,200	$20,096	$20,454	$21,321	$23,820

The following table summarizes the Company’s loan portfolio and related allowance for loan losses as a percentage of the loan portfolio segment presented as of the end of the previous five quarters.

(unaudited)
For the quarter ended:	6/30/14	3/31/14	12/31/13	9/30/13	6/30/13
Troubled debt restructure (“TDRs”) (note 1)	$14,940	$14,986	$15,447	$15,811	$13,103
Impaired loans that were not TDRs	12,323	11,569	8,663	24,069	25,590

Total impaired loans	27,263	26,555	24,110	39,880	38,693
Acquired Gulfstream loans	299,823	319,665	—	—	—
Acquired FSB loans	474,979	—	—	—	—
All other non-impaired loans	1,240,084	1,218,614	1,218,648	1,174,542	1,137,215

Total Non-PCI loans	2,042,149	1,564,834	1,242,758	1,214,422	1,175,908
Total PCI loans	353,870	250,800	231,421	244,150	259,679

Total loans	$2,396,019	$1,815,634	$1,474,179	$1,458,572	$1,435,587

ALLL for Non-PCI loans
Specific loan loss allowance-impaired loans	$1,857	$1,919	$1,811	$784	$600
General loan loss allowance-Gulfstream loans	—	—	n/a	n/a	n/a
General loan loss allowance-FSB loans	—	n/a	n/a	n/a	n/a
General loan loss allowance-non impaired	16,383	16,994	17,883	18,481	21,200

Total allowance for loan losses (note 2)	$18,240	$18,913	$19,694	$19,265	$21,800
ALLL as a percentage of period end loans:
Impaired loans	6.81%	7.23%	7.51%	1.97%	1.55%
Acquired Gulfstream loans	—%	—%	n/a	n/a	n/a
Acquired First Southern loans	—%	n/a	n/a	n/a	n/a
All other non impaired loans	1.32%	1.39%	1.47%	1.57%	1.86%

Total loans (note 2)	0.89%	1.21%	1.58%	1.58%	1.85%

note 1:	The Company has approximately $14,940 of TDRs. Of this amount $12,659 are performing pursuant to their modified terms, and $2,281 are not performing and have been placed on non-accrual status and included in non performing loans (“NPLs”). Current accounting standards require TDRs to be included in our impaired loans, whether they are performing or not performing. Only non performing TDRs are included in NPLs.
note 2:	Excludes PCI loans.

The Company defines non-performing loans (“NPLs”) as non-accrual loans plus loans past due 90 days or more and still accruing interest. NPLs do not include PCI loans. PCI loans are accounted for pursuant to ASC Topic 310-30. NPLs as a percentage of total Non-PCI loans were 1.45% at June 30, 2014 compared to 1.96% at March 31, 2014. The current quarter end ratios were impacted by the June 1, 2014 acquisition of FSB.

Non-performing assets (“NPAs”) (which the Company defines as NPLs, as defined above, plus (a) OREO (i.e. real estate acquired through foreclosure, in-substance foreclosure, or deed in lieu of foreclosure), excluding OREO covered by FDIC loss share agreement; and (b) other repossessed assets that are not real estate, and are not covered by FDIC loss share agreement, were $41,923 at June 30, 2014, compared to $40,719 at March 31, 2014. NPAs as a percentage of total assets was 1.07% at June 30, 2014 compared to 1.35% at March 31, 2014. NPAs as a percentage of loans plus OREO and other repossessed assets, excluding PCI loans and OREO covered by FDIC loss share agreements, was 2.04% at June 30, 2014 compared to 2.59% at March 31, 2014. The current quarter end ratios were impacted by the June 1, 2014 acquisition of FSB.

The table below summarizes selected credit quality data for the periods indicated. The current quarter end ratios were impacted by the FSB acquisition and the quarter ended March 31, 2014 was impacted by the Gulfstream acquisition.

Selected credit quality ratios (unaudited)
As of or for the quarter ended:	6/30/14	3/31/14	12/31/13	9/30/13	6/30/13
Non-accrual loans (note 1)	$29,667	$30,689	$27,077	$21,104	$24,219
Past due loans 90 days or more and still accruing interest (note 1)	—	—	—	—	—

Total non-performing loans (“NPLs”) (note 1)	29,667	30,689	27,077	21,104	24,219
Other real estate owned (“OREO”) (note 2)	12,123	9,895	6,409	4,804	5,469
Repossessed assets other than real estate (note 1)	133	135	150	141	223

Total non-performing assets (“NPAs”) (note 2)	$41,923	$40,719	$33,636	$26,049	$29,911
OREO covered by FDIC loss share agreements:
80% covered	10,423	13,892	19,111	21,633	28,532
75% covered	1,052	—	—	—	—
30% covered	16,349	—	—	—	—
0% covered	2,874	—	—	—	—

Total non-performing assets including FDIC covered OREO	$72,621	$54,611	$52,747	$47,682	$58,443
Non-performing loans as percentage of total loans excluding PCI loans	1.45%	1.96%	2.18%	1.74%	2.06%
Non-performing assets as percentage of total assets
Excluding FDIC covered OREO	1.07%	1.35%	1.39%	1.12%	1.27%
Including FDIC covered OREO	1.86%	1.82%	2.18%	2.04%	2.48%
Non-performing assets as percentage of loans and OREO plus other repossessed assets (note 1)
Excluding FDIC covered OREO	2.04%	2.59%	2.69%	2.13%	2.53%
Including FDIC covered OREO	3.48%	3.44%	4.16%	3.84%	4.83%
Loans past due 30 thru 89 days and accruing interest as a percentage of total loans (note 1)	0.64%	0.77%	0.85%	0.75%	0.99%
Net charge-offs (note 1)	$790	$317	$317	$1,226	$2,293
Net charge-offs as a percentage of average loans for the period (note 1)	0.05%	0.02%	0.03%	0.10%	0.20%
Net charge-offs as a percentage of average loans for the period on an annualized basis (note 1)	0.18%	0.08%	0.12%	0.40%	0.80%
Allowance for loan losses as percentage of NPLs (note 1)	61%	62%	73%	91%	90%

note 1:	Excludes PCI loans.
note 2:	Excludes OREO covered by FDIC loss share agreements.

Deposit activity

On January 17, 2014, the Company assumed $478,999 of deposits in the acquisition of Gulfstream, which included approximately $84,995 of time deposits. On June 1, 2014, the Company assumed $852,633 of additional deposits in the acquisition of FSB, which included approximately $218,057 of time deposits. During the quarter, the Company’s total deposits, excluding deposits held for sale, increased by $562,639 (time deposits increased by $82,259 and non-time deposits increased by $480,380). The cost of interest bearing deposits in the current quarter decreased by 1bp to 32bps compared to the prior quarter. The overall cost of total deposits (i.e. includes non-interest bearing checking accounts) was 0.22% for the current quarter and the prior quarter. The table below summarizes the Company’s deposit mix over the periods indicated.

Deposit mix (unaudited)
For the quarter ended:	6/30/14	3/31/14	12/31/13	9/30/13	6/30/13
Checking accounts
Non-interest bearing	$1,023,285	$838,764	$644,915	$562,027	$555,721
Interest bearing	589,573	558,845	483,842	452,583	456,660
Savings deposits	234,492	234,908	232,942	240,431	241,609
Money market accounts	747,680	482,133	309,657	306,706	312,891
Time deposits	526,313	444,054	384,875	400,208	409,811

Total deposits excluding held for sale	3,121,343	2,558,704	2,056,231	1,961,955	1,976,692
Deposits held for sale	185,646	—	—	—	—

Total deposits	$3,306,989	$2,558,704	$2,056,231	$1,961,955	$1,976,692

Non time deposits as percentage of total deposits	83%	83%	81%	80%	79%
Time deposits as percentage of total deposits	17%	17%	19%	20%	21%

Total deposits excluding held for sale	100%	100%	100%	100%	100%

On June 4, 2014, the Company entered into an agreement to sell certain assets (excluding loans) in addition to the deposits in 6 of the 17 branches acquired from FSB to an unrelated bank. The transaction is expected to close in September 2014. At June 30, 2014, the fair value of the deposits to be sold (held for sale deposits) is $185,646. Fair value was calculated by using the contractual selling price of the identified deposits at June 30, 2014. Approximately half of the deposits held for sale are time deposits.

Presented below are condensed consolidated balance sheets and average balance sheets for the periods indicated.

Condensed Consolidated Balance Sheets (unaudited)
For the quarter ended:	6/30/14	3/31/14	12/31/13	9/30/13	6/30/13
Cash and due from banks	$25,043	$29,862	$21,581	$21,216	$21,160
Fed funds sold and Fed Res Bank deposits	490,966	190,399	153,308	85,600	82,395
Trading securities	89	—	—	398	—
Investments securities, available for sale	542,149	617,143	457,086	456,555	492,087
Loans held for sale	1,596	1,017	1,010	1,317	1,760
PCI loans	353,870	250,800	231,421	244,150	259,679
Loans	2,042,149	1,564,834	1,242,758	1,214,422	1,175,908
Allowance for loan losses	(19,200)	(20,096)	(20,454)	(21,321)	(23,820)
FDIC indemnification assets (note 1)	61,311	65,183	73,877	82,039	89,140
Premises and equipment, net	98,623	95,103	96,619	97,289	96,506
Goodwill	76,981	76,440	44,924	44,924	44,924
Core deposit intangible	15,724	8,800	4,958	5,196	5,441
Bank owned life insurance	57,485	54,574	49,285	48,961	48,634
OREO covered by FDIC loss share agreements	30,698	13,892	19,111	21,633	28,532
OREO not covered by FDIC loss share agreements	12,123	9,895	6,409	4,804	5,469
Other assets	111,975	48,315	34,118	29,274	27,962

TOTAL ASSETS	$3,901,582	$3,006,161	$2,416,011	$2,336,457	$2,355,717

Deposits	$3,306,989	$2,558,704	$2,056,231	$1,961,955	$1,976,692
Federal funds purchased	43,080	45,183	29,909	45,356	53,274
Other borrowings	57,448	49,901	37,453	39,140	38,873
Other liabilities (note 1)	54,607	19,209	19,039	17,265	15,522
Common stockholders’ equity	439,458	333,164	273,379	272,741	271,416

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,901,582	$3,006,161	$2,416,011	$2,336,457	$2,355,717

Condensed Consolidated Average Balance Sheets (unaudited)
For quarter ended:	6/30/14	3/31/14	12/31/13	9/30/13	6/30/13
Federal funds sold and other	$284,895	$197,915	$161,270	$80,346	$179,982
Security investments	610,925	532,046	453,658	471,114	437,815
PCI loans	285,270	251,587	240,804	251,626	267,312
Loans	1,723,242	1,513,060	1,229,868	1,192,633	1,153,194
Allowance for loan losses	(20,052)	(20,970)	(21,438)	(23,819)	(23,962)
All other assets	386,383	396,123	341,437	377,072	367,969

TOTAL ASSETS	$3,270,663	$2,869,761	$2,405,599	$2,348,972	$2,382,310

Deposits-interest bearing	$1,882,384	$1,653,806	$1,405,244	$1,402,753	$1,433,806
Deposits-non interest bearing	906,746	767,926	635,383	581,827	574,345
Federal funds purchased	46,426	41,999	34,782	36,823	35,619
Other borrowings	56,245	52,341	36,723	39,834	40,812
Other liabilities	25,040	30,389	18,516	17,315	22,135
Stockholders’ equity	353,822	323,300	274,951	270,420	275,593

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,270,663	$2,869,761	$2,405,599	$2,348,972	$2,382,310

note 1:	The estimated liability for potential true-up payments related to possible recoveries of certain loss share reimbursements have been reclassified from FDIC indemnification asset to other liabilities. The reclassification amounts for 3/31/14, 12/13/13, 9/30/13 and 6/30/13 were $464, $444, $436 and $424, respectively.

Non interest income and non interest expense

The table below summarizes the Company’s non-interest income for the periods indicated.

Quarterly Condensed Consolidated Non Interest Income (unaudited)
For the quarter ended:	6/30/14	3/31/14	12/31/13	9/30/13	6/30/13
Correspondent banking and capital markets division (1)	$4,192	$3,148	$3,236	$2,909	$4,904
Other correspondent banking related revenue (2)	1,093	783	789	862	705
Wealth management related revenue	1,104	1,217	1,172	1,179	1,130
Service charges on deposit accounts	2,333	2,262	2,313	2,244	2,081
Debit, prepaid, ATM and merchant card related fees	1,495	1,506	1,394	1,399	1,342
BOLI income	356	352	324	327	338
Other service charges and fees	338	409	262	190	231
Gain on sale of securities available for sale	46	—	22	—	1,008

Subtotal	$10,957	$9,677	$9,512	$9,110	$11,739
FDIC indemnification asset – amortization (see explanation below)	(5,006)	(5,185)	(4,500)	(3,836)	(3,272)
FDIC indemnification income	421	1,268	185	3,333	1,396

Total non-interest income	$6,372	$5,760	$5,197	$8,607	$9,863

note 1:	Includes gross commissions earned on bond sales, fees from hedging services, loan brokering fees and related consulting fees. The fee income in this category is based on sales volume in any particular period and is therefore volatile between comparable periods.
note 2:	Includes fees from safe-keeping activities, bond accounting services, asset/liability consulting services, international wires, clearing and corporate checking account services and other correspondent banking related revenue and fees. The fees included in this category are less volatile than those described above in note 1.

The FDIC indemnification asset (“IA”) is producing amortization (versus accretion) due to reductions in the estimated losses in the FDIC covered PCI loan portfolio. To the extent current projected losses in the covered PCI loan portfolio are less than originally projected losses, the related projected reimbursements from the FDIC contemplated in the IA are less, which produces a negative income accretion in non-interest income. This event generally corresponds to the increase in yields in the FDIC covered PCI loan portfolio, although there is not perfect correlation. Higher expected cash flows (i.e. less expected future losses) on the loan side of the equation is accreted into interest income over the life of the related loan pool. The lower expected reimbursement from the FDIC is amortized over the lesser of the remaining life of the related loan pool(s) or the remaining term of the loss share period.

When a FDIC covered OREO property is sold at a loss, the loss is included in non-interest expense as loss on sale of OREO, and the reimbursement for the respective loss share percentage is recorded as FDIC indemnification income and included in non-interest income. In addition, the FDIC loss share reimbursement percentage of any related loan pool impairments also are reflected in this non-interest income account.

The table below summarizes the Company’s non-interest expense for the periods indicated.

Quarterly Condensed Consolidated Non Interest Expense (unaudited)
For the quarter ended:	6/30/14	3/31/14	12/31/13	9/30/13	6/30/13
Employee salaries and wages	$13,234	$11,873	$11,200	$11,168	$12,142
Employee incentive/bonus compensation accrued	1,276	1,238	1,375	1,325	1,171
Employee stock based compensation expense	182	187	173	147	143
Deferred compensation expense	160	107	147	147	134
Health insurance and other employee benefits	1,180	987	968	842	796
Payroll taxes	913	1,120	613	655	733
401K employer contributions	374	360	268	276	308
Other employee related expenses	401	258	381	272	344
Incremental direct cost of loan origination	(535)	(449)	(575)	(487)	(537)

Total salaries, wages and employee benefits	17,185	15,681	14,550	14,345	15,234

Loss (gain) on sale of OREO	58	(30)	(93)	68	177
Loss (gain) on sale of FDIC covered OREO	321	107	801	1,784	386
Valuation write down of OREO	445	70	110	338	295
Valuation write down of FDIC covered OREO	440	950	51	2,846	1,385
Loss (gain) on repossessed assets other than real estate	19	(2)	16	39	104
Foreclosure and repossession related expenses	717	485	477	376	438
Foreclosure and repo expense, FDIC (note 1)	375	244	458	304	349

Total credit related expenses	2,375	1,824	1,820	5,755	3,134

Occupancy expense	2,479	1,960	1,944	1,924	1,942
Depreciation of premises and equipment	1,563	1,478	1,560	1,364	1,455
Supplies, stationary and printing	334	227	280	268	285
Marketing expenses	619	620	681	722	586
Data processing expenses	1,306	1,039	962	1,026	912
Legal, auditing and other professional fees	1,376	775	951	1,176	844
Bank regulatory related expenses	753	631	565	588	635
Postage and delivery	365	268	266	266	267
ATM and debit card related expenses	468	474	414	435	428
Amortization of CDI	515	331	237	246	250
Internet and telephone banking	415	378	334	286	239
Correspondent account and Federal Reserve charges	152	135	116	114	120
Conferences, seminars, education and training	98	100	155	138	138
Director fees	95	115	102	99	102
Travel expenses	106	65	102	119	104
Other expenses	1,023	797	871	796	698

Subtotal	31,227	26,898	25,910	29,667	27,373
Merger and acquisition related expenses	4,897	2,347	539	183	—
Branch closure and efficiency initiatives	29	3,158	—	—	—

Total non-interest expense	$36,153	$32,403	$26,449	$29,850	$27,373

note 1:	These are foreclosure and repossession related expenses related to FDIC covered assets, and are shown net of FDIC reimbursable amounts pursuant to FDIC loss share agreements.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The financial highlights provide reconciliations between GAAP interest income, net interest income and tax equivalent basis interest income and net interest income, as well as total stockholders’ equity and tangible common equity. It also reconciles net income and net operating income. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company’s performance. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

Reconciliation of GAAP to non-GAAP Measures. All amounts are in thousands except per share data (unaudited):

	2Q14	1Q14	2Q13

Interest income, as reported (GAAP)	$33,079	$29,782	$24,487
tax equivalent adjustments	404	404	342

Interest income (tax equivalent)	$33,483	$30,186	$24,829

Net interest income, as reported (GAAP)	$31,257	$28,193	$22,980
tax equivalent adjustments	404	404	342

Net interest income (tax equivalent)	$31,661	$28,597	$23,322

	6/30/14	3/31/14	12/31/13	9/30/13	6/30/13
Total stockholders’ equity (GAAP)	$439,458	$333,164	$273,379	$272,741	$271,416
Goodwill	(76,981)	(76,440)	(44,924)	(44,924)	(44,924)
Core deposit intangible	(15,724)	(8,800)	(4,958)	(5,196)	(5,441)
Trust intangible	(1,070)	(1,113)	(1,158)	(1,209)	(1,259)

Tangible common equity	$345,683	$246,811	$222,339	$221,412	$219,792

	2Q14	1Q14	4Q13	3Q13	2Q13
Net income (GAAP)	$1,037	$1,053	$1,800	$3,109	$2,758
exclude gain on sale of AFS securities	(46)	—	(22)	—	(1,008)
add back merger and acquisition related expenses	4,897	2,347	539	183	—
add back branch closure and efficiency initiatives	29	3,158	—	—	—
tax effected using the effective tax rate for the period presented	(1,680)	(1,862)	(165)	(60)	329

Net operating income	$4,237	$4,696	$2,152	$3,232	$2,079

Average diluted shares outstanding during the period presented	39,051	34,863	30,245	30,244	30,161
Net operating income per share	$0.11	$0.13	$0.07	$0.11	$0.07

About CenterState Banks, Inc.

The Company, headquartered in Davenport, Florida, between Orlando and Tampa, is a bank holding company that was formed in June 2000 as part of a merger of three independent commercial banks. Currently, the Company operates through one subsidiary bank with 68 full service branch banking locations in 21 counties throughout Florida. Ten of these branches, acquired through the June 1, 2014 acquisition of First Southern, are scheduled to be sold or closed in September 2014. Through its subsidiary bank the Company provides a range of consumer and commercial banking services to individuals, businesses and industries.

In addition to providing traditional deposit and lending products and services to its commercial and retail customers in central Florida, the Company also operates a correspondent banking and bond sales division. The division is integrated with and part of the Company’s subsidiary bank located in Winter Haven, Florida, although the majority of the bond salesmen, traders and operations personnel are physically housed in leased facilities located in Birmingham, Alabama, Atlanta, Georgia and Winston-Salem, North Carolina. The customer base includes small to medium size financial institutions primarily located in southeastern United States.

For additional information contact Ernest S. Pinner, CEO, John C. Corbett, EVP, or James J. Antal, CFO, at 863-419-7750.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Some of the statements in this report constitute forward-looking statements, within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements related to future events, other future financial and operating performance, costs, revenues, economic conditions in our markets, loan performance, credit risks, collateral values and credit conditions, or business strategies, including expansion and acquisition activities and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot assure you that future results, levels of activity, performance or goals will be achieved, and actual results may differ from those set forth in the forward looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2013, and otherwise in our SEC reports and filings.